Exhibit 10.1
AMENDMENT NO. TWO
TO THE
ATMOS ENERGY CORPORATION
PERFORMANCE-BASED
SUPPLEMENTAL EXECUTIVE BENEFITS PLAN
(EFFECTIVE DATE: AUGUST 12, 1998)
     WHEREAS, ATMOS ENERGY CORPORATION (the “Company”) has adopted the Atmos Energy Corporation Performance-Based Supplemental Executive Benefits Plan Effective August 12, 1998, as amended (the “Plan”);
     WHEREAS, pursuant to the provisions of Section 9.1 of the Plan, the Board of Directors of the Company amended the Plan, effective as of October 1, 2006, to reflect the change in the benefit formula for retirement benefits under the Plan; and
     WHEREAS, the Company desires to reduce to writing said amendment to the Plan.
     NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan, effective as of October 1, 2006, as follows:
     1. Section 2.1(l) is amended by striking said Section and substituting in lieu thereof the following:
     (l) Reserved.
     2. Section 2.1(t) is amended by striking said Section and substituting in lieu thereof the following:
     (t) Reserved.
     3. Section 2.1(z) is amended by striking said Section and substituting in lieu thereof the following:
     (z) Reserved.
     4. Section 5.2 is amended by striking said Section and substituting in lieu thereof the following:
          Section 5.2. Amount of Supplemental Pension:
(a) Upon Retirement. Except as otherwise provided in the Participant’s Participation Agreement, the Supplemental Pension payable to a Participant who Retires, and who has been an Eligible Employee for at least two years shall, unless reduced as provided in paragraph (c) below, equal (i) minus (ii) as follows:

(i)	Sixty Percent (60%) of the Participant’s Compensation, reduced if the Participant has fewer than ten (10) years of vesting service under the Pension Plan by one-tenth (1/10th) for each year of his vesting service less than ten (10);

(ii)	The monthly amount of pension payable to the Participant under the Pension Plan as of the date that his Supplemental Pension commences, assuming payment in the normal form applicable to him under the Pension Plan.
(b) Reduction for Early Commencement of Supplemental Pensions. If a Participant’s Supplemental Pension commences before the Participant attains age 62, the amount determined under subparagraph (a)(i) above shall, unless otherwise provided in a Participation Agreement, be reduced by 2% per year for the first two (2) years (or fractional years thereof, based on full months) that the date of commencement precedes age 62, and by 4% per year for the next five (5) years (or fractional years thereof, based on full months) that the date of commencement precedes age 60.
(c) Cost of Living and Other Adjustments. A Participant who has begun to receive his Supplemental Pension shall be entitled to receive any cost of living or other adjustments to which he is otherwise entitled pursuant to the Pension Plan, and his Supplemental Pension shall not be reduced by such adjustments. If a Participant would not be entitled to receive a cost of living or other adjustment due to statutory or regulatory limitations on Pension Plan benefits, the Supplemental Pension shall be increased by the amount of such adjustment for the time the limitations are in effect.
(d) Upon Involuntary Termination Prior to a Change in Control. The Supplemental Pension payable to a Participant who suffers an Involuntary Termination prior to a Change in Control shall be determined in accordance with paragraph (a) above, but, except as otherwise provided in the Participant’s Participation Agreement, for purposes of subparagraph (a)(i), shall be based upon his Compensation and years of vesting service under the Pension Plan calculated as of the date of his Involuntary Termination.
     5. Section 5.5(b) is amended by striking said Section and substituting in lieu thereof the following:
(b) Amount of Supplemental Pension. The Supplemental Pension payable to a Participant described in paragraph (a) above shall be calculated in the same manner as set forth in Section 9.1(c) for benefits payable in the event of a termination of the Plan, but based on his Compensation as of the date of his employment termination or the date his participation in the Plan is terminated, whichever is applicable.
     6. Section 9.1 of the Plan is amended by adding the following paragraph (d) at the end of said Section:
(d) Amendments to Comply with Internal Revenue Code Section 409A. Notwithstanding any of the foregoing provisions of this Section 9.1 or any of the terms and conditions of the Participation Agreement to the contrary, the Board of Directors reserves the right, in its sole discretion, to amend the Plan and/or any Participation Agreement in any manner it deems necessary or desirable in order to comply with or otherwise address issues resulting from Section 409A of the Internal Revenue Code of 1986, as amended.
     7. The Participation Agreement attached as Exhibit A to the Plan is amended by adding at the end of Section 5 of said Participation Agreement the following:
Notwithstanding any of the terms and conditions of this Participation Agreement or Section 9.1 of the Plan to the contrary, the Board of Directors reserves the right, in its sole discretion, to amend the Plan and/or this Participation Agreement in any manner it deems necessary or desirable in order to comply with or otherwise address issues resulting from Section 409A of the Internal Revenue Code of 1986, as amended.
     6. Exhibit B to the Plan is amended by striking said Exhibit and substituting in lieu thereof the Exhibit B attached to this Amendment No. Two.
     IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. TWO TO THE ATMOS ENERGY CORPORATION PERFORMANCE-BASED SUPPLEMENTAL EXECUTIVE BENEFITS PLAN (EFFECTIVE DATE: AUGUST 12, 1998), to be executed in its name and on its behalf this 1st day of March, 2007, effective as of the date provided herein.

ATMOS ENERGY CORPORATION
By:	/s/ ROBERT W. BEST
Robert W. Best
Chairman of the Board, President and Chief Executive Officer

EXHIBIT B
ATMOS ENERGY CORPORATION
SUMMARY OF ACTUARIAL ASSUMPTIONS AND METHODS
FOR
DETERMINING ANNUAL PERFORMANCE-BASED SEBP TRUST
FUNDING LIABILITIES
Actuarial Assumptions

Discount Rate	8%

Mortality
Prior to Age 62	None
After Age 62	IRS Code Section 417(e)(3) Applicable Mortality Table*

Salary Scale	0%

Target Percentage	60%

*	The table prescribed in Rev. Rul. 2001-62, or such other mortality table which in the future may be specified from time to time as the applicable mortality table for purposes of Code Section 417(e)(3).
Method for Determining Liabilities
The liability determined is the present value as of the valuation date of the projected age 62 Performance-Based Supplemental Executive Benefits Plan benefit. The projected age 62 benefit is based on Performance-Based Supplemental Executive Benefits Plan compensation determined as the sum of (1) and (2) as follows:
(1)	The greater of (A) the Participant’s annual base salary at the date of his termination of employment, or (B) the average of the Participant’s annual base salary for the highest three (3) calendar years (whether or not consecutive) of the Participant’s employment with the Employer.

(2)	The greater of (A) the Participant’s last Performance Award or (B) the average of the highest three (3) Performance Awards (whether or not consecutive).
     The qualified plan offset is the projected age 62 qualified plan benefit with no salary scale or wage base projections.

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